Exhibit 23-B

[Letterhead of Deloitte & Touche LLP]

 Deloitte &
 Touche LLP
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                                  Suite 900        Telephone (313) 396-3000
                                  600 Renaissance Center
                                  Detroit, Michigan  48243-1704



INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement of Chrysler Financial Corporation on Form S-3 of the reports of Deloitte & Touche dated January 18, 1994 appearing in the Annual Report on Form
10-K of Chrysler Financial Corporation for the year ended December 31, 1993, and to the references to Deloitte & Touche LLP under the headings "Selected Consolidated Financial Data" and "Experts," in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

October 24, 1994



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Deloitte Touche
Tohmatsu
International
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